UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2008 (February 5, 2008)

WEIGHT WATCHERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-16769	11-6040273
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Madison Avenue, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 589-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 5, 2008, Weight Watchers International, Inc. (the “Company”) and Groupe DANONE S.A. (“Groupe DANONE”), a company organized and existing under the laws of France, announced that Weight Watchers Asia Holdings Ltd. (“Weight Watchers Asia”), a direct wholly-owned subsidiary of the Company, and Danone Dairy Asia, an indirect wholly-owned subsidiary of Groupe DANONE, have entered into a joint venture agreement to establish a weight management business in the People’s Republic of China. The new entity, to be called Weight Watchers Danone China Limited (the “Joint Venture”), is a company organized and existing under the laws of Hong Kong. Pursuant to the terms of the joint venture agreement, Weight Watchers Asia and Danone Dairy Asia will own 51% and 49% of the Joint Venture, respectively. The joint venture agreement contains customary representations, warranties and covenants relating to the establishment of the Joint Venture.

Additionally, in connection with the joint venture agreement, the Company will enter into an agreement to grant the Joint Venture an exclusive license within the People’s Republic of China to certain Weight Watchers intellectual property rights for the purpose of engaging in the operation of weight management classes, the manufacture and sale of branded products in the meeting room, the publication of a weight management branded print magazine and the offer of weight management products and services over the Internet. In consideration for granting these rights, the Company will receive from the Joint Venture a royalty of ten percent on all the Joint Venture’s and its subsidiaries’ revenues, net of taxes. The license agreement will have a term of ten years and will be automatically renewable for successive ten year terms thereafter.

The Joint Venture is expected to commence its retail operations in the People’s Republic of China within the next year.

A copy of the press release announcing the above-described transaction is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit 99.1	Press Release dated February 5, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIGHT WATCHERS INTERNATIONAL, INC.

DATED: February 5, 2008	By:	/s/ Jeffrey A. Fiarman
	Name:	Jeffrey A. Fiarman
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit	Description
99.1	Press Release dated February 5, 2008.

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